EXHIBIT 5.1

[LOEB & LOEB LLP LETTERHEAD]

October 20, 2005
New Dragon Asia Corp.
Suite 2808, International Chamber
of Commerce
Fuhua Three Road
Shenzhen, PRC, 518048

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement’’) under the Securities Act of 1933, as amended (the “Securities Act”), being filed by New Dragon Asia Corp., a Florida corporation (the “Company”), with the U.S. Securities and Exchange Commission, relating to the registration of 1,000,000 shares of the Company’s common stock (the “Shares”) issuable upon the exercise of options granted to Kin Kwong “Peter” Mak (“Mr. Mak”) pursuant to an employment agreement between the Company and Mr. Mak, dated November 2, 2004, as amended by the Supplementary Agreement, dated June 22, 2005 (collectively, the “Employment Agreement”).

We have examined the Employment Agreement, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued upon payment of the exercise price as provided for in the Employment Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

Very truly yours, /s/ Loeb & Loeb LLP Loeb & Loeb LLP